                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-41406



                             Prospectus Supplement
                     (To Prospectus dated August 4, 2000)

                                  [LOGO HERE]

                                 $100,000,000

              7% Convertible Subordinated Notes due April 15, 2007 AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                                ________________

     This prospectus supplement relates to the resale by the holders of ACT Manufacturing, Inc. 7% Convertible Subordinated Notes Due April 15, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 4, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                 Principal Amount at
                                                  Maturity of Notes                                    Number of Shares of
                                              Beneficially Owned That May      Percentage of Notes      Common Stock That
                                                       Be Sold                    Outstanding              May Be Sold
                   Name
                  ------                    -----------------------------      -------------------     -------------------

BNP Arbitrage SNC                                              $8,437,000                   8.437%                196,666
BNP Cooper Neff Convertible Strategies                            563,000                   0.563                  13,123
Fund, L.P.
BT Equity Opportunities                                         1,000,000                   1.000                  23,310
BT Equity Strategies                                            1,000,000                   1.000                  23,310
Credit Suisse First Boston Corporation                          3,525,000                   3.525                  82,167
Greyhound Lines                                                    50,000                    .050                   1,166
ING Barings LLC                                                   750,000                    .750                  17,483
KBC Financial Products USA, Inc.                                3,000,000                   3.000                  69,930
LDG Limited                                                       250,000                    .250                   5,828
Lexington Vantage Fund, Ltd.                                       75,000                    .075                   1,749
Morgan Stanley Dean Witter Convertible                          1,000,000                   1.000                  23,310
Securities Trust
Sage Capital                                                    3,000,000                   3.000                  69,930
Salomon Smith Barney Inc.                                       2,425,000                   2.425                  56,256
Spear, Leeds & Kellogg                                          1,000,000                   1.000                  23,310
TQA Master Fund, Ltd.                                           1,375,000                   1.375                  32,052
TQA Master Plus Fund, Ltd.                                        525,000                    .525                  12,238
Zurich HFR Master HDG FD Index, Ltd.                               75,000                    .075                   1,749
Zurich HFR Master Hedge Fund Index, Ltd.                          250,000                   0.250                   5,828

                              ____________________
          The Date Of This Prospectus Supplement Is November 14, 2000.